LIMITED LIABILITY COMPANY AGREEMENT on the Establishment of the Limited Liability Company "GRIDCO INTERNATIONAL L.L.C."

            This Agreement is made this 18th day of November, 1998 by and between Potomac Electric Power Company, a Virginia and District of Columbia corporation ("PEPCO"), and Public Service Electric & Gas Company, a New Jersey corporation ("PSE&G").

            WHEREAS, PEPCO and PSE&G (collectively the "Members" and individually a "Member") are electric utilities that own and operate electric transmission facilities ("TOs" and individually a "TO");

            WHEREAS, the Members now desire to form a limited liability company in accordance with the laws of the State of Delaware (the "Company") for the purposes of developing a transmission company into which the Transmission Assets (as defined below) presently held by the Members and other TOs may be consolidated and new transmission facilities may be constructed; and

            WHEREAS, it is contemplated that other TOs may participate in the Company as members and that this Agreement will be further amended and supplemented by agreements (the "Definitive Agreements") to define the terms of such participation and the terms under which the transmission company will operate thereafter.

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Members hereby agree as follows:

ARTICLE I DEFINITIONS

            "Act" shall mean the Delaware Limited Liability Company Act and all amendments to the Act.

            "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the possession, direct or indirect, of the power to vote more than fifty percent (50%) of the voting stock or ownership interests of such Person, or the ability to direct or to cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

            "Board" shall have the meaning set forth in Section 6.1 of this Agreement.

            "Capital" shall mean the total equity in the Company as described in Article 5 of this Agreement.

            "Capital Account" shall mean the account maintained for a Member by the Company pursuant to Section 5.3 of this Agreement.

            "Certificate of Formation" shall mean the certificate of formation for the Company, the form of which is attached hereto as Annex 1.

            "Code" shall have the meaning set forth in Section of this Agreement.

            "Definitive Agreements" shall mean, without limitation, (i) an amendment to this Agreement admitting additional owner participants as Members, specifying the attributes of equity ownership in the Company, providing for the regulatory filings and financial transactions to take place thereafter until Financial Closing, and providing for the ongoing governance of the Company after Financial Closing, (ii) the Participation Agreement, and (iii) such other definitive agreements in connection therewith as the participants deem necessary.

            "Development Phase" shall-mean the initial period of the Company from Formation through Financial Closing pursuant to the Proposed Transactions.

            "Dollars" and "$" shall mean dollars in the lawful currency of the United States of America.

            "FERC" shall mean the Federal Energy Regulatory Commission or any successor agency thereto.

            "Financial Closing" shall mean the date on which the Transmission Businesses are transferred to the Company.

             "Force Majeure" shall have the meaning set forth in Section 13.6 of this Agreement.

            "Formation" shall have the meaning set forth in Section 2.1 of this Agreement.

            "Management" shall have the meaning set forth in Section 6.8 of this Agreement.

            "Manager" shall have the meaning set forth in Section 6.2 of this Agreement.

            "Member" shall mean PEPCO and PSE&G and their permitted transferees and assignees.

            "Net Losses" shall mean the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for U.S. federal income tax purposes.

            "Net Profits" shall mean the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for U.S. federal income tax purposes.

            "Notice of Termination" shall have the meaning set forth in Section 13.2 of this Agreement.

            "Official Approvals" shall mean all approvals, permits and licenses for the establishment and operations of the Company which may be required (including, but without limiting the generality of the foregoing, establishment of the Company, participation by a Member in the Company, or the performance by a Member of any of its obligations hereunder) from FERC, the Securities & Exchange Commission and any and all officials or agencies of the United States and/or individual states.

            "Ownership Interest" shall mean a Member's share of the Company's Net Profits, Net Losses and distributions of the Company's assets pursuant to this Agreement and the Act.

            "Participation Agreement" shall mean the agreement among the Company and the participants that will specify the definite terms under which Transmission Businesses will be transferred to the Company.

            "Person" shall mean any individual, corporation, partnership, association, joint venture, trust, unincorporated organization, or any government or political subdivision thereof.

            "Proposed Transactions" shall mean a series of transactions entered into by interested TOs for the purpose of consolidating Transmission Businesses.

            "Tax Regulations" shall mean, except where the context indicates otherwise, the permanent, temporary or proposed regulations of the U.S. Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

            "Transfer" shall have the meaning set forth in Section 9.1 of this Agreement.

            "Transmission Assets" shall mean those facilities of the TOs, the costs of which are included in Accounts 351-359 of the FERC's Uniform System of Accounts.

            "Transmission Business" shall mean a TO's (i) Transmission Assets, (ii) Transmission Liabilities; (iii) rights and obligations under the TO's existing transmission tariffs and agreements and under the PJM open access transmission tariff administered by PJM Interconnection, Inc., including all rights to revenues received from the provision of transmission services, and (iv) real estate recorded in Account 350 of the FERC's Uniform System of Accounts and used in connection with the TO's Transmission Business.

            "Transmission Liabilities" shall mean all of a TO's liabilities and obligations, of any kind and nature whatsoever without any limitation as to amount, under all tariffs and contracts related to or otherwise in connection with its Transmission Business which are to be transferred to the Company pursuant to the Participation Agreement.

ARTICLE II FORMATION OF THE COMPANY

             2.1      Formation. Promptly after the execution of this Agreement, the Members shall file the Certificate of Formation with the Secretary of State of Delaware in accordance with and pursuant to the Act. The filing date of the Certificate of Formation shall be the formation date of the Company (the "Formation").

            2.2      Name. The name of the Company shall be Gridco International L.L.C.

            2.3      Principal Place of Business and Registered Office. The principal place of business and registered office of the Company within the State of Delaware initially shall be the office of its registered agent, The Corporation Trust Company. The Company may locate its places of business and registered office at any other place or places as the Board may from time to time deem advisable. As authorized by resolution of the Board, the registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

ARTICLE III ORGANIZATION

            3.1      Organizational Meeting. The Members shall, unless otherwise agreed, cause to occur, within ninety (90) calendar days after the Formation, the holding of an organizational meeting of the Board for the purpose of, by unanimous vote:

(i)       adopting the business plan for development of the Definitive Agreements;

(ii)       appointing personnel to Management positions; and

(iii)       taking any other actions necessary to commence the Company's operations.

ARTICLE IV BUSINESS OF THE COMPANY

            4.1      Purpose. Without limiting the Company's permitted businesses, the primary business of the Company during the Development Phase shall be to pursue the Definitive Agreements and all necessary regulatory filings in connection with the Proposed Transactions.

            4.2      Powers. The Company shall have the power:

                   (a)       to accomplish any lawful business whatsoever, or to take actions which shall at any time appear conducive to the protection or benefit of the Company and its assets;

                   (b)       to exercise all other powers necessary to or reasonably connected with the Company's business that may be legally exercised by limited liability companies under the Act; and

                   (c)       to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

ARTICLE V CAPITALIZATION

            5.1      Capital Contribution Ob1iqations. Upon Formation, there will be an initial capital contribution of $5000 by each Member to its Capital Account, and each Member shall have an initial Ownership Interest of fifty percent. From time to time, in the discretion of the Board, the Company may issue calls on the Members for capital, in the form of cash reasonably required to achieve the purposes of the Company during the Development Phase. In such case, each member's contribution will be effected through its Capital Account and the Members' Ownership Interests will be adjusted so that the ratio between (a) the Ownership Interest of PEPCO and (b) the Ownership Interest of PSE&G shall be equal to the ratio between (c) the Capital Account of PEPCO and (d) the Capital Account of PSE&G, in both cases after the respective Capital Accounts have been credited with any such contributions. Notwithstanding the foregoing, however, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise as personally obligating any Member to make any capital contribution under this Agreement.

            5.2      Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts for each Member. The initial amount of each Member's Capital Account shall be $5,000. Each Member's Capital Account shall be increased by (i) the amount of any money actually contributed by the Member to the Capital of the Company, (ii) the fair market value of any property contributed by the Member, as determined by the Company and the contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property), (iii) allocations to the Member of Net Profits, and (iv) allocations to the Member of income not included in determining Net Profit. Each Member's Capital Account shall be decreased by (i) the amount of any money actually distributed to the Member from the Capital of the Company, (ii) the fair market value of any property distributed to the Member, as determined by the Company and the distributee Member at arm's length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property), (iii) allocations to the Member of Net Losses, and (iv) allocations to the Member of expenditures not included in determining Net Losses.

            5.3      Limitation of Liability. Each Member's liability shall be limited as set forth in this Agreement and the Act. A Member will not be liable for any debts or losses of the Company beyond the amount such Member contributes, or agrees to contribute, to the Company.

ARTICLE VI MANAGEMENT

            6.1      The Board of Managers. The highest governing body of the Company shall be the Board of Managers (the "Board"). The property, affairs and business of the Company shall be managed by or under the direction of the Board, which may exercise all such powers of the Company and do all such lawful acts and things as are not by law or this Agreement directed or required to be exercised or done by the Members. The Board shall operate in accordance with the procedures set forth in this Agreement. The Board shall assume such responsibilities and have such authority, powers and rights as the Members may from time to time determine.

            6.2      The Managers. The overall management and control of the Company will be performed by its Board. During the Development Phase, the Board shall consist of one (1) Manager chosen by each Member (the "Managers"). Members may also appoint alternate Managers who shall be entitled to attend meetings and vote in place of absent Managers appointed by the same Member. Each Manager and alternate Manager shall serve during the Development Phase for an indefinite term at the pleasure of the Member represented. The chairman of the Board shall initially be chosen from among the Managers by lot, and, at the first regular meeting of the Board in each calendar year, the Manager representing the other Member shall become the chairman.

            6.3      Operations of the Board. In the event of a vacancy on the Board, however created, the vacancy shall be filled automatically by the alternate Manager appointed by the same Member, or in the absence of such alternate Manager, by nomination of the Member who nominated the vacating Manager. During the Development Phase, decisions of the Board shall be made by unanimous vote, and the presence of both Managers shall constitute a quorum for transacting business at all meetings of the Board.

            6.4      Meetings. Regular meetings of the Board shall be held as agreed by the Board, at such times, on such dates and in such places as the Board may designate. Either Manager may at any time call a special meeting of the Board. Notice of any special meeting of the Board may be given by personal delivery, by telephone or telex to each Manager no later than fifteen (15) working days prior to the day the meeting is to be held and shall state the date, place and hour of the meeting, and the purpose or purposes for which the meeting is called. The business that may be transacted at any special meeting shall be limited to and consist of the purpose or purposes stated in such notice.

            6.5      Action Without Meetings. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a written consent thereto is signed by both Managers, and such written consent is filed with the minutes of proceedings of the Board.

            6.6      Participation by Conference Communication. Managers may participate in a Board meeting by means of telephone conference or similar means of electronic communication provided that all persons participating in the meeting can hear each other. Such telephone or similar participation in a meeting shall constitute presence at such meeting.

            6.7      Delegation. The Board may by unanimous resolution delegate all or any portion of its powers to one or more officers of the Company.

            6.8      Management. The Management of the Company shall consist of the executive officers appointed by the Board (the "Management"). The initial Management of the Company shall consist of the President, Vice-President, Secretary, and Treasurer. Initially, the Manager who is chairman of the Board shall be Vice-President and the other Manager shall be President, and the Secretary and Treasurer shall be appointed at the first meeting of the Board. Any member of the Management may be removed at any time by the Board. The Management will have such duties as will be determined by the Board.

            6.9      Powers of Management. The powers of the Management shall be as set forth in this Agreement and as determined by the Board. The Management shall be responsible for the implementation of the policies and strategies of the Board and, subject to the authority of the Board, shall conduct the day-to-day business of the Company under the supervision of the President.

            6.10      Standard of Care. A Manager's or officer's duty of care in the discharge of his or her duties to the Company and the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging all duties, a Manager or officer shall be fully protected in relying in good faith upon the Company's records and upon such information, opinions, reports or statements by any of its other Managers or officers, Members or their agents, or by any other person, as to matters the Managers or officers reasonably believe are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions of cash and/or property to Members might properly be made.

            6.11      Indemnity of the Managers, Officers, Employees, and Other Agents. The Company shall indemnify to the full extent authorized or permitted by the laws of the State of Delaware any Manager, officer or, with the approval of the Board, any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, domestic or foreign. The Company shall be authorized to procure insurance policies in such amounts as reasonably required to support the intent of this Section 6.11.

ARTICLE VII FISCAL MATTERS

            7.1      Expenses.

                   (a)       The Members intend to enter into letters of intent with other TOs regarding the development of the Definitive Agreements. Each letter of intent ("LOI") shall obligate the Members and the additional party to that LOI to share the costs and expenses the Company incurred during the participation period of such additional party as determined monthly, based on the ratio of the book value of that party's Transmission Assets and the aggregate book value of the Transmission Assets of all Letter of Intent signatories as calculated from FERC Form 1s of each Letter of Intent signatory for the year 1997. To the extent that any cost or expense is not shared in the foregoing manner, each of the Members agrees to be responsible for and bear a one-half share of all costs and expenses incurred by the Company determined monthly.

                   (b)       In the event a Member fails to pay all or any of its pro rata share of expenses, the non-defaulting Member may compel the defaulting Member to make the required payment by bringing an action at law, including but not limited to, an action for specific performance.

            7.2      Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by the Board.

            7.3      Financial Controls. The Company's books of account shall be kept by the Treasurer, and shall be audited at least annually by an independent auditor duly certified under the laws of the United States and selected by a unanimous vote of the Board. The Members shall jointly review the results of each such audit.

ARTICLE VIII ALLOCATIONS, DISTRIBUTIONS AND NET PROFITS

            8.1      Allocation of Net Profits and Losses From Operations. Except to the extent otherwise required by the Internal Revenue Code of 1986, as amended, or any successor or superseding law (the "Code"), and the Tax Regulations. Net Profits, Net Losses and other items of income, gain, loss, deduction and credit shall be apportioned among the Members in accordance with their respective Ownership Interests; provided that, to "the extent possible, any deduction or expenditure which accrues to the Company as a result of an adjustment to the income of a Member or an affiliate of a Member pursuant to Code Section 482 and the Tax Regulations thereunder shall be specially allocated to such Member in an amount and to the extent necessary to offset such adjustment to income.

            8.2      Limitations on Distributions. No distribution of cash and/or property shall be declared and made unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company. For the purposes of this Section 8.2, amounts due to Members pursuant to their Capital Accounts shall not be considered liabilities of the Company.

            8.3      Profits. During the Development Phase, the amount of the annual Net Profit of the Company shall be retained by the Company for use in the development of the Company's business.

ARTICLE IX TRANSFER OF INTEREST; WITHDRAWAL

            9.1      Limitation on Transfers. Each Member agrees that it shall not sell, pledge, encumber, assign or in any other way transfer any part of its interest in the Company (hereinafter referred to as "Transfer(s)"), without prior written consent of each of the other Members; provided, however, that the foregoing shall not be deemed to prohibit or impede the consolidation or merger of a TO (that either is a Member or whose subsidiary is a Member) with or into any other corporation or a conveyance, transfer, or lease of all or substantially all of its assets to any Person. The Company shall not recognize as a party to this Agreement any transferee of any interest which is transferred other than in compliance with the terms and restrictions of this Agreement and, unless there has been such compliance, any transferee of such interest shall have no rights whatsoever under this Agreement, or in the Company. The Members agree that they may negotiate a partial or complete Transfer among themselves at any time.

            9.2      Approval of Transfer. Transfer of a Member's interest in the Company shall, if required by applicable law, be submitted for approval to the appropriate governmental authority and such approval, if required, shall be a condition precedent to the effectiveness of any such Transfer.

            9.3      Withdrawal. Notwithstanding anything to the contrary herein, the Members shall be free to withdraw from the Company at any time.

ARTICLE X GOVERNING LAW

            10.1      Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, only and exclusively, the substantive laws of the State of Delaware, without regard to Delaware conflict of laws rules.

ARTICLE XI DISPUTE RESOLUTION

            11.1      Good Faith Negotiation. Each Member shall negotiate in good faith to resolve any dispute that may arise between the Members or between a Member and a signatory to the Letter of Intent with respect to this Agreement or the Proposed Transactions ("Dispute"). It is the intention of the Members that any Dispute be resolved as expeditiously and efficiently as possible. Upon notification from a Member of the existence of a Dispute, the Board may review the conflict between the Members.

            11.2      Continuing Ob1iqations. Pending final resolution of any Dispute, each Member shall proceed diligently with its performance of this Agreement and the fulfillment of all its obligations hereunder.

ARTICLE XII TERM, TERMINATION AND LIQUIDATION

            12.1      Term. Unless otherwise agreed, the term of this Agreement shall commence on the date hereof and shall continue indefinitely, unless terminated pursuant to Sections 12.2 or 12.3.

            12.2      Termination. This Agreement shall terminate upon issuance of a notice of termination (a "Notice of Termination") executed by all Members.

            12.3      Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

                   (a)       the termination of this Agreement, as provided in Section 12.2 of this Agreement;

                   (b)       the unanimous written consent of the Members to dissolve the Company;

                   (c)       the entry of a decree of judicial dissolution against the Company; or

                   (d)       the failure to conclude the Development Phase within three years of the Formation, or such later date fixed unanimously by the Members in an amendment to this Agreement.

            12.4      Distribution of Assets on Dissolution. Upon the winding up of the Company, the assets of the Company shall be distributed:

                   (a)       to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of the liabilities of the Company; then

                   (b)       to Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which liquidation occurs; and

                   (c)       as to any intellectual property contributed to the Company by the Members, such intellectual property shall be returned to the Member having contributed such intellectual property.

                  12.5      Winding Up and Certificate of Cancellation. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a Certificate of Cancellation (as defined in the Act) shall be delivered to the Secretary of State for filing. The Certificate of Cancellation shall set forth the information required by the Act.

ARTICLE XIII MISCELLANEOUS

            13.1      Scope of Members' Authority. Unless otherwise provided in this Agreement, neither Member shall, without the prior written consent of the other Member, in any manner use the name of, or commit or act or pursue to act for or as a representative of, or assume obligations or responsibilities on behalf of the other Member of the Company, whether before or after the date of Formation.

            13.2      Indemnification. Each Member agrees to indemnify and hold harmless the Company and the other Member against any and all claims, judgments, losses, penalties, fines and reasonable attorneys' fees and consultants' fees associated therewith, as a result of: (I) its being a Member in the Company; or (ii) the violation of any portion of this Agreement.

            13.3      Survival. This Agreement shall be binding upon the Members, their respective successors, and Persons to whom transfer of Ownership Interest is permitted pursuant to Section 9.1.

            13.4      Entire Agreement. This Agreement constitutes the entire understanding of the Members with respect to the subject matter contained herein and supersedes all prior negotiations and understandings between them, whether written or oral. No amendment to this Agreement shall be effective unless it is in writing and executed by the Members hereto.

            13.5      Severability. If anyone or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the Members agree to use their reasonable efforts to achieve the purpose of the invalid provision by a new legally valid provision.

            13.6      Force Majeure. Either Member shall be excused from failures or delays in performance of this Agreement which arise from conditions of Force Majeure, which shall be considered to mean unforeseen causes beyond the control of, and without the fault or negligence of, the non-performing or delaying Member. Such causes shall include, but are not limited to: war; civil insurrection; riot; acts of the Government of the United States acting in its sovereign capacity, whether promulgated in the form of law or otherwise; strikes; serious floods; fires; explosions and/or accidents which effect vital equipment or facilities used in the performance of this Agreement; provided, however, that the failure to perform or delay in performing must be caused by circumstances unforeseen by the delaying or non-performing Member. Excuse on the basis of Force Majeure shall not relieve the delaying Member from using its reasonable efforts to avoid or minimize the delay and to continue performance hereunder with the utmost dispatch whenever such conditions are removed or have been reduced to an extent which permits the continuation of performance. Any Member claiming any such excuse for failure or delay in performance shall give prompt notice thereof to the other Member.

            13.7      No Waiver. No failure or delay on the part of a Member in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

            13.8      Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be given by personal service, by international air courier or by telex or facsimile to the Company and/or the appropriate Member or Members as follows:

If to PEPCO to:

Andrew W. Williams
Potomac Electric Power Company
1900 Pennsylvania Avenue, N.W.
Washington, D.C. 20068

If to PSE&G to:

Edward J. Biggins
Public Service Electric & Gas Company
80 Park Plaza
Newark, New Jersey 07101

If to the Company to:

Filiberto Agusti, Esquire
Steptoe & Johnson LLP
1330 Connecticut Ave., N.W.
Washington, D.C. 20036

            All notices shall be effective when received, as conclusively evidenced in the case of notice by telex by receipt of a confirmed answer back. A Member may by notice to the other Member and the Company in accordance with this Section 13.8 designate a new address of notices.

            13.9      Captions. Captions or headings used in this Agreement are for convenience of reference only, and shall not be considered in the construction of this Agreement.

            13.10      Counterparts and Force and Effect of Language. This Agreement may be executed in duplicate, all of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

            IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

POTOMAC ELECTRIC POWER COMPANY

By:  /s/ A. W. Williams
Name:  A. W. Williams
Title:    Vice President

PUBLIC SERVICE ELECTRIC & GAS COMPANY

By:  /s/ P. R. H. Landrieu
Name:  P. R. H. Landrieu
Title:    Vice President

State of Delaware Office of the Secretary of State

            I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED LIABILITY COMPANY OF "GRIDCO INTERNATIONAL L.L.C.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 1998, AT 2 O'CLOCK P.M.

[SEAL APPEARS HERE]

/s/ Edward J. Freel Edward J. Freel Secretary of State
2969594 8100 981448917	AUTHENTICATION: 9420431 DATE: 11-23-98
CERTIFICATE OF FORMATION OF GRIDCO INTERNATIONAL L.L.C. LIMITED LIABILITY COMPANY

            The undersigned, being authorized to execute and file this Certificate of Formation, hereby certifies that:

            FIRST: The name of the limited liability company (hereinafter referred to as the "Company") is GRIDCO INTERNATIONAL L.L.C.

            SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, DE 19801.

            The name of the Company's Registered Agent at that address is The Corporation Trust Company.

            IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 20th day of November, 1998.

/s/ Andrew W. Williams Name: Andrew W. Williams Authorized Person